Exhibit 21.1

ALLIANCE IMAGING, INC. SIGNIFICANT SUBSIDIARIES

State of Incorporation
SMT Health Services, Inc.	Delaware
Mobile Technology, Inc.	Delaware
Medical Diagnostics, Inc.	Delaware